SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant                    |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           UNIVERSAL ELECTRONICS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|   No fee required.
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Title of each class of securities to which transaction applies:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

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Form, Schedule or Registration Statement No.:

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

[LOGO] UNIVERSAL ELECTRONICS
       Putting You in Control of Technology(R)

April 28, 2000

Dear Stockholder:

You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Universal Electronics Inc. to be held on Wednesday, June 21, 2000 at 9:00 a.m., Los Angeles local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of certain members of the Company's Board of Directors, an amendment to the Company's Restated Certificate of Incorporation to approve an increase in the aggregate number of shares of stock the Company is authorized to issue, and the ratification of the Board of Directors' engagement of the Company's independent auditors for the year ending December 31, 2000. Details of these proposals and a description of the general business, directors and management of Universal Electronics are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we would like to thank you for all of your support.

Sincerely yours,

Camille Jayne
Chairman and Chief Executive Officer

                           UNIVERSAL ELECTRONICS INC.
                               6101 Gateway Drive
                            Cypress, California 90630
                                  714-820-1000
                             714-820-1010 Facsimile

                           UNIVERSAL ELECTRONICS INC.
                             Corporate Headquarters:
                               6101 Gateway Drive
                            Cypress, California 90630

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 21, 2000

                                   ----------

      The 2000 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal" or the "Company"), will be held on Wednesday, June 21, 2000 at 9:00 a.m., Los Angeles, California local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. Doors to the meeting will be open at 8:00 a.m.

      The meeting will be conducted:

      1. To consider and to vote upon the following proposals (collectively, the "Proposals"), each of which is described in more detail in the accompanying Proxy Statement:

            (i) Proposal One: The election of Paul D. Arling and Camille Jayne, each as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2001 or until election and qualification of their successors; and the election of David Beddow, Bruce A. Henderson, William C. Mulligan, and J. C. Sparkman, each as a Class II director to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2002 or until election and qualification of their successors;

            (ii) Proposal Two: An amendment to the Company's Restated Certificate of Incorporation to approve an increase in the aggregate number of shares of stock the Company is authorized to issue; and

            (iii) Proposal Three: Ratification of the appointment of
                  PricewaterhouseCoopers LLP, a firm of independent accountants, as the Company's auditors for the year ending December 31, 2000.

      2. To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

      Only stockholders of record at the close of business on April 24, 2000 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

April 28, 2000

                                        Richard A. Firehammer, Jr.
                                        Senior Vice President, General Counsel
                                        and Secretary

      EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

                           UNIVERSAL ELECTRONICS INC.

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                     To be held on Wednesday, June 21, 2000
                       Mailed On or About April 28, 2000

                                  INTRODUCTION

      This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation ("Universal" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") from holders of record of the Company's outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), as of the close of business on April 24, 2000 (the "Annual Meeting Record Date") for use at the 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, June 21, 2000, at 9:00 a.m. (Los Angeles, California local time) at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 28, 2000. The world headquarters and principal executive offices of the Company are located at 6101 Gateway Drive, Cypress, California 90630.

                      VOTING RIGHTS AND PROXY INFORMATION

      Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of Company Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote, or otherwise) as to Proposal One will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Thus, the withholding of a vote with respect to the election of any nominee for director will have the practical effect of a vote against that nominee.

      The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company Common Stock is required to approve Proposal Two. Passage of Proposal Three and any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two, Proposal Three or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will have the practical effect of a vote against Proposal Two, but, if a quorum exists, a broker non-vote with respect to any share will not affect the passage of Proposal Three or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.

      As of April 24, 2000, there were [XX,XXX,XXX] shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers of the Company intend to vote in accordance with the recommendations of the Board with respect to the Proposal One, Two and Three and any other question or matter properly brought before the Annual Meeting.

      All shares of Company Common Stock that are represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.

      In the event that a quorum is not present at the time the Annual Meeting is convened or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Firstar Bank N.A., in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Firstar Bank, N.A., Corporate Trust, 1555 North Rivercenter Drive, Suite 301, Milwaukee, Wisconsin, 53212.

                        OWNERSHIP OF COMPANY SECURITIES

      The Company Common Stock is the only outstanding class of equity security of the Company.

      Ownership as of March 31, 2000 of the Company Common Stock by directors, nominees, each executive officer named in the Executive Compensation tables below, as well as by all directors and executive officers of the Company as a group, and to the Company's knowledge, beneficial holders of more than five percent of the Company Common Stock, is as follows:


                                                          Shares of
                                                         Common Stock
                                                         Beneficially      % of Shares
                                                            Owned          Outstanding
                                                            As of              as of
Name and Address(1)                                     March 31, 2000    March 31, 2000
-------------------                                     --------------    --------------
Directors and Nominees
  Paul D.Arling .....................................       99,466(2)         *
  David Beddow (3) ..................................          260            *
  Bruce A. Henderson ................................       17,500            *
  Camille Jayne .....................................      168,333(4)         *
  William C. Mulligan ...............................       20,618(5)         *
  J.C. Sparkman .....................................       88,000            *

Non-Director Executive Officers
  John S. Ames ......................................       16,667(6)         *
  Jerry L. Bardin ...................................        3,333(7)         *
  Richard A. Firehammer, Jr. ........................       20,000(8)         *

All Directors and Executive Officers as
  a Group (11 persons) ..............................      468,677(9)         3.33

Other Beneficial Owners of More than 5% of
  The Outstanding Company Stock
  Geoffrey Nixon and MCM Associates, Ltd.(10) .......    1,173,400(11)        8.54
  John S. Osterweis, Osterweis Capital Management, ..      935,380(11)        6.81
  LLC and Osterweis Capital Management, Inc. (12)
  Berger LLC(13) ....................................    1,101,860            8.02
  Seneca Capital Management LLC(14) .................      907,940(11)        6.61

----------
*     Less than one percent.
(1) Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 6101 Gateway Drive, Cypress, California 90630. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder.
(2) Includes 96,666 shares subject to currently exercisable options. Also includes 1,000 shares held by Mr. Arling's wife as to which Mr. Arling disclaims beneficial ownership.
(3) Mr. Beddow was appointed as a director of the Company on October 7, 1999 to fill one of the vacancies that occurred in early 1998 and is nominated this year as a director.
(4)   Includes 168,333 shares subject to currently exercisable options.
(5)   Includes 10,000 shares subject to currently exercisable options.
(6)   Includes 16,667 shares subject to currently exercisable options.
(7)   Includes 3,333 shares subject to currently exercisable options.
(8)   Includes 20,000 shares subject to currently exercisable options.
(9)   Includes 324,500 shares subject to currently exercisable options.
(10) As reported on Amendment No. 3 to Schedule 13G as filed with the Securities and Exchange Commission by Geoffrey Nixon, whose principal business address is 11 West 42nd Street, 19th Floor, New York, New York 10036 ("Nixon"); Mission Partners, L.P., whose principal business address is 11 West 42nd Street, 19th Floor, New York, New York 10036 ("Mission"); Liberty Nominees Limited, whose principal business address is P.O. Box 10-246, Wellington, New Zealand ("Liberty"); Horizon Offshore, Ltd., whose principal business address is c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. ("Horizon"); M Partners L.P., whose principal business address is 42 Pleasant Street, Watertown, Massachusetts 02172 ("M Partners"); and Mayfair Capital Fund, L.P., whose principal business address is 11 West 42nd Street, 19th Floor, New York, New York

      10036 ("Mayfair") reporting ownership as of February 26, 1999. Each of Nixon, Mission, Liberty, Horizon, M Partners, and Mayfair is the beneficial owner of approximately 0.04%, 3.12%, 0.64%, 0.66%, 0.14%, and 3.85%, respectively, of Company Common Stock. Nixon is the sole stockholder and director of MCM Associates, Ltd., whose principal business address is 11 West 42nd Street, 19th Floor, New York, New York 10036 ("MCM"). MCM (i) is the sole general partner of Mission, (ii) has sole investment discretion over the accounts established by each of Liberty and M Partners that purchased shares of the Company Common Stock, and (iii) is the sole investment manager with full voting and dispositive power with respect to all of the securities owned by Horizon, including the Company Common Stock beneficially owned by Horizon. Nixon is the sole manager and principal member of MCM Capital Management, LLC, whose principal business address is 11 West 42nd Street, 19th Floor, New York, New York 10036 ("MCM Capital"). MCM Capital is the sole general partner of Mayfair with full voting and dispositive power with respect to all of the securities owned by Mayfair, including the Company Common Stock beneficially owned by Mayfair. The other member of MCM Capital is Mr. Nixon's wife.
(11) On December 20, 1999, the Board of Directors declared a two-for-one split of the Company Common Stock, to be paid January 31, 2000, in the form of a stock dividend for stockholders of record at the close of business on January 10, 2000. The number of shares of Company Common Stock as reported by the Reporting Persons has been adjusted to reflect the two-for-one stock split.
(12) As reported on Schedule 13G as filed with the Securities and Exchange Commission by John S. Osterweis ("Osterweis"), Osterweis Capital Management, LLC ("OCMLLC") and Osterweis Capital Management, Inc. ("OCMInc") reporting ownership as of February 10, 1999. The principal business address for each of Osterweis, OCMLLC and OCMInc is 1 Maritime Plaza, Suite 800, San Francisco, California 94111. Osterweis is the control person of OCMLLC and OCMInc.
(13) As reported on Amendment No. 1 to Schedule 13G as filed with the Securities and Exchange Commission by Berger LLC ("Berger"), Berger Small Company Growth Fund, a Portfolio of the Berger Investment Portfolio Trust ("BSCGF"), Kansas City Southern Industries, Inc. ("KCSI"), Stilwell Financial, Inc. ("SFI") and Stilwell Management, Inc. ("SMI") reporting ownership as of February 15, 2000. The principal business address for Berger, BSCGF and SMI is 210 University Boulevard, Suite 900, Denver, Colorado 80206. The principal business address for KCSI and SFI is 114 West 11th Street, Kansas City, Missouri 64105. KSCI is the parent holding company of SFI. SFI owns 100% of SMI. SMI owns approximately 86% of Berger. All of the Company Common Stock reported by Berger have been acquired by Berger's mutual fund clients and as such Berger has reported such ownership as a result of being potentially deemed the beneficial owner of securities held by the mutual funds and institutional clients to whom it provides investment advice. Each of KCSI, SFI and SMI specifically disclaims beneficial ownership over any of the Company Common Stock. Each of Berger, BSCGF, KCSI, SFI, and SMI is the beneficial owner of approximately 4.15%, 3.87%, 0%, 0%, and 0%, respectively, of Company Common Stock.
(14) As reported on Schedule 13G as filed with the Securities and Exchange Commission by Seneca Capital Management LLC, whose principal business address is 909 Montgomery Street, #500, San Francisco, California 94133, reporting ownership as of February 14, 2000.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

General

      The number of directors of the Company's Board of Directors is presently set at nine and is divided into two classes. There are currently six directors, two of whom are Class I Directors and four of whom are Class II Directors, and three vacancies. The Class I Directors are directors who are also employees of the Company and/or any subsidiary of the Company, and are elected each year at the Annual Meeting of Stockholders to serve a one-year term. The Class II Directors are directors of the Company who are not also employees of the Company and/or any subsidiary of the Company, and are elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

      Each of the Class I and Class II Directors' terms expires at this year's Annual Meeting.

      On October 7, 1999, Mr. David Beddow was appointed to the Company's Board of Directors as a Class II Director to fill one of the vacancies that occurred in early 1998. The remaining three vacancies are as a result of a resignation that occurred in early 1998 and due to the resignations of Messrs. F. Rush McKnight and Peter L. Gartman as Class II Directors in 1999.

      The Board has nominated and recommends the reelection of each of Mr. Arling and Ms. Jayne as a Class I Director for a one-year term expiring at the next Annual Meeting of Stockholders to be held in 2001. In addition, the Board has nominated and recommends the election of Mr. Beddow and the reelection of each of Messrs. Henderson, Mulligan and Sparkman as a Class II Director for the two year term expiring at the Annual Meeting of Stockholders to be held in 2002.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Ms. Jayne and Messrs. Arling, Beddow, Henderson, Mulligan and Sparkman.

      If elected, Ms. Jayne and Mr. Arling have consented to serve as directors of the Company for a one-year term and until their respective successors are elected and qualified. If elected, Messrs. Beddow, Henderson, Mulligan and Sparkman have consented to serve as directors of the Company for a two-year term and until their respective successors are elected and qualified. Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors. Information with respect to each nominee is set forth below.

Nominees for Election as Class I Directors

Paul D. Arling                    Mr. Arling is President and Chief Operating
  President and Chief             Officer of the Company, positions he has held
  Operating Officer               since being rehired by the Company in
  Director since 1996             September 1998. He was the Company's Senior
  Age: 37                         Vice President and Chief Financial Officer
                                  from May 1996 until his termination by the Company on August 31, 1998. Prior to joining the Company, from 1993 through May 1996, he served in various capacities at LESCO, Inc.
                                  (a manufacturer and distributor of
                                  professional turf care products) with the most recent being Acting Chief Financial
                                  Officer. Prior to LESCO, he worked for
                                  Imperial Wallcoverings (a manufacturer and distributor of wallcovering products) as
                                  Director of Planning and The Michael Allen
                                  Company (a strategic management consulting company) where he was employed as a management consultant. At the 1999 Annual
                                  Meeting of Stockholders, Mr. Arling was
                                  reelected as a Class I Director of the
                                  Company to serve until the 2000 Annual
                                  Meeting of Stockholders.



Camille Jayne                     Ms. Jayne has been Chairman of the Company
  Chairman and Chief Executive    since December 1998 and has been the
  Officer                         Company's Chief Executive Officer since
  Director since 1998             August 1998. She was the Company's President
  Member of the Nominating        and Chief Operating Officer from February 2,
  Committee of the Board of       1998. Prior to that, From July 1997 to March
  Directors                       1998, she was President and CEO of The Jayne
  Age: 47                         Group (a consulting firm specializing in the
                                  development, introduction and operation of digital cable TV products and services) and a Senior Partner at BHC Consulting (a business management and market research firm). Prior to The Jayne Group and BHC, Ms. Jayne was
                                  Senior Vice President in charge of the
                                  digital TV business unit at
                                  Tele-Communications, Inc. ("TCI") from
                                  November 1995 to July 1997. From January 1994 to November 1995, she was a partner at BHC
                                  Consulting. At the 1999 Annual Meeting of
                                  Stockholders, Ms. Jayne, was elected as a Class I Director of the Company to serve until the 2000 Annual Meeting of Stockholders.

Nominees for Election as Class II Directors

David Beddow                      Mr. Beddow became a Class II Director of the
  Director since 1999             Company on October 7, 1999 when he was
  Member of the Audit and         appointed by the Board of Directors to fill
  Acquisition Advisory            one of the vacancies that existed since early
  Committees of the Board         1998. Mr. Beddow is Vice President/Technology
  Of Directors                    of Liberty Media Corp., which position he has
  Age: 66                         held since April 1999. Prior to that, from
                                  June 1993 to April 1999, he was Executive
                                  Vice President of TCI Communications, Inc.
                                  ("TCI") and President and CEO of TCI's
                                  National Digital Television Center, Inc. He is a director TCI Satellite, Inc.

Bruce A. Henderson                Mr. Henderson is Chief Executive of Invensys
  Director since 1996             Intelligent Automation, a division of Invensys
  Member of the Compensation      PLC (a producer of automation and control
  Committee of the Board          systems), which position he has held since
  of Directors                    October 1999. Prior to that, from February
  Age: 49                         1999 to September 1999, he held the position
                                  of Chief Executive of Invensys Controls (also a division of Invensys PLC). Prior to that, he was President and Chief Operating Officer of Robertshaw Controls Company, a division of Siebe, PLC (a manufacturer of electronics controls for the automotive industry), which position he has held since 1995. From 1983 to 1995, he served in various capacities with TRW Inc. At the 1998 Annual Meeting of
                                  Stockholders, Mr. Henderson was elected as a Class II Director of the Company to serve until the 2000 Annual Meeting of Stockholders.

William C. Mulligan               Mr. Mulligan is Managing Partner with Primus
  Director since 1992             Venture Partners (a Cleveland-based venture
  Member of the Audit,            capital partnership), which position he has
  Nominating  and Acquisition     held since 1987. At the 1998 Annual Meeting of
  Advisory Committees of the      Stockholders, Mr. Mulligan was elected as a
  Board of Directors              Class II Director of the Company to serve
  Age: 46                         until the 2000 Annual Meeting of
                                  Stockholders.

J. C. Sparkman                    Mr. Sparkman served as Executive Vice
  Director since 1998             President and Chief Operating Officer of
  Member of the                   Tele-Communications, Inc. ("TCI") from 1987
  Compensation, Nominating        until his retirement in 1995. He is a
  and Acquisition Advisory        director of Shaw Communications, Inc. and On
  Committees of the Board of      Command Corporation. At the 1999 Annual
  of Directors                    Meeting Stockholders, Mr. Sparkman was
  Age: 67                         elected as a Class II Director of the Company
                                  to serve until the 2000 Annual Meeting of Stockholders (the time at which all terms of Class II Directors expire).

Vote Required

      Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

      The Board of Directors of the Company unanimously recommends a vote FOR each of the foregoing nominees as directors of the Company.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      In 1999, the Board met five times and acted by unanimous written consent once. No director attended less than 75% of the number of meetings of the Board of Directors and the committees on which he or she served during the period for which he or she was a member of the Board.

      The Board has four standing committees: (i) Acquisition Advisory (ii) Audit; (iii) Compensation; and (iv) Nominating. The members of each committee are appointed by the Board of Directors and serve at its discretion. A majority of each of the committees constitutes a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, are acts of any of the respective committees.

      The members of the Acquisition Advisory Committee are David Beddow, William C. Mulligan and J. C. Sparkman, none of who are officers or employees of the Company or any of its subsidiaries. The Acquisition Advisory Committee serves to assist management in the development of the Company's acquisition and disposition strategies and in the analysis of potential acquisition targets. During 1999, the Acquisition Advisory Committee met with management on an informal basis regularly throughout the year and acted twice by unanimous written consent.

      The members of the Audit Committee are David Beddow (who replaced Mr. Gartman after Mr. Gartman resigned from the Board) and William C. Mulligan, neither of who is an officer or employee of the Company or any of its subsidiaries. The Audit Committee's functions include meeting with the Company's independent auditors and management representatives, making recommendations to the Board regarding the appointment of the independent auditors, approving the scope of audits and other services to be performed by the independent auditors, considering whether the performance of any professional service by the auditors could impair their independence, and reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa. During 1999, the Audit Committee met twice.

      The members of the Compensation Committee are Bruce A. Henderson and J.C. Sparkman (who is Chairman of the Committee), neither of whom is an officer or employee of the Company or any of its subsidiaries. The Compensation Committee's functions include making recommendations to the Board on policies and procedures relating to executive officers' compensation and various employee stock plans and approving individual salary adjustments and stock awards in those areas. During 1999, the Compensation Committee met once and acted three times by unanimous written consent.

      The members of the Nominating Committee are Camille Jayne, the Chairman and Chief Executive Officer of the Company, William C. Mulligan and J. C. Sparkman. Messrs. Mulligan and Sparkman are not officers or employees of the Company or any of its subsidiaries. This committee considers nominees for election as directors. The committee utilizes the same procedure to consider nominees recommended by stockholders made pursuant to procedures identified in the Company's Amended and Restated By-laws, which are described in this Proxy Statement in "STOCKHOLDER NOMINATIONS OF DIRECTORS", as is used to consider nominees recommended by any other source. In addition, the committee fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee assignments and chairs, and related matters affecting the functioning of the Board. The Nominating Committee did not meet during 1999, rather, it acted informally in advising the entire Board with respect to the appointment of Mr. Beddow in October 1999.

                           COMPENSATION OF DIRECTORS

      On April 28, 1999, the Compensation Committee recommended to the entire Board of Directors that the annual fee paid to Directors who are not officers of the Company or any of its subsidiaries be increased to $25,000 from $18,000. On July 8, 1999 the Board of Directors approved this recommendation. As with previous years, this fee was paid in a combination of Company Common Stock (2/3) and cash (1/3). Directors who are also officers of the Company receive no additional compensation for their services as directors (see "COMPENSATION

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION"). All directors are also reimbursed for travel expense and other out-of-pocket costs incurred in attending meetings.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and certain of its officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and The Nasdaq Stock Market. Such persons are further required to furnish the Company with copies of all such forms they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes that, except for the late filing of Form 5 reports by each of Paul Arling, Camille Jayne, Paul J. M. Bennett, Jerry Bardin, and J. Stewart Ames with respect to the issuance of options to acquire shares of the Company Common Stock and, and of Form 5 by each of Bruce A. Henderson, William C. Mulligan and J. C. Sparkman with respect to the issuance of shares of Company Common Stock as outside director compensation received during 1999 (see "COMPENSATION OF DIRECTORS"), all of the Section 16(a) filing requirements were satisfied by the Company's directors and executive officers.

                         EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

      Table I below sets forth a summary of the compensation paid by the Company to its chief executive officer and the four additional most highly compensated executive officers of the Company ("Named Executive Officers").

TABLE I

         Summary Compensation Table For the Year Ended December 31, 1999


                                                                                           Long-Term
                                                           Annual                        Compensation
                                                       Compensation(1)                       Awards
                                                             ($)                              (#)
                                                    ---------------------     Other      -------------
                                                                              Annual                         All Other
                                                                           Compensation      Stock        Compensation(5)
Name and Principal Position            Year         Salary       Bonus(2)      ($)       Options(3),(4)         ($)
---------------------------            ----         ------       --------  ------------  --------------   ---------------
Camille Jayne(6) ................      1999         311,077      327,600      9,856(7)       320,000         157,159
  Chairman and Chief                   1998         271,154      109,800     43,488(7)       350,000           6,151
  Executive Officer                    1997             N/A          N/A        N/A              N/A             N/A

Paul D. Arling(8) ...............      1999         225,750      195,000         --          180,000          97,069
  President and Chief                  1998         182,798       76,000         --          160,000         438,890
  Operating Officer                    1997         156,867       49,500         --               --           4,410

Jerry Bardin(9) .................      1999         176,277       76,286         --           30,000          11,717
  Senior Vice President of             1998          68,654       32,800         --           30,000           3,485
  Engineering and Operations           1997             N/A          N/A        N/A              N/A             N/A

John S. Ames(10) ................      1999         148,758       64,723         --           40,000           3,602
  Senior Vice President of             1998         118,377       45,658         --           10,000           3,602
  Sales and Marketing                  1997             N/A          N/A        N/A              N/A             N/A

Richard A. Firehammer, Jr.(11) ..      1999         135,577       64,723         --          140,000           5,909
  Sr. Vice President and               1998          95,565       25,000         --               --         350,062
  General Counsel                      1997         119,314       37,500         --               --           4,023

--------------

(1) Excludes certain perquisites and other amounts that for any executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2) Bonus includes the amount of cash bonus earned during the relevant year. Actual pay out of bonuses occurred in the following year.

(3) Awards referenced above represent options to purchase shares of the Company Common Stock granted during the relevant year.

(4) On December 20, 1999, the Board of Directors declared a two-for-one split of the Company Common Stock, to be paid January 31, 2000, in the form of a stock dividend for stockholders of record at the close of business on January 10, 2000. All share amounts in this table have been restated to give effect to the stock split.

(5)   For 1999, All Other Compensation was composed of the following items:

                                   401(k)      Supplemental
                                  Company     Life Insurance
                               Contributions     Premiums     Relocation    Totals
                               -------------     --------     ----------    ------
Camille Jayne ...............      2,500          7,302        147,357     157,159
Paul D. Arling ..............      4,219          3,152         89,698      97,069
John S. Ames ................      2,500          1,102             --       3,602
Jerry Bardin ................      4,748          6,969             --      11,717
Richard A. Firehammer, Jr. ..      4,207          1,702             --       5,909

(6)   Ms. Jayne joined the Company on February 2, 1998.

(7) The amount of Other Annual Compensation for Ms. Jayne represents commuting and housing allowance. SEE Employment Agreements and Termination of Employment Arrangements - Ms. Jayne.

(8) Mr. Arling's employment with the Company was terminated on August 31, 1998 as part of the Company's discontinuation of its North American retail line of business. The Company rehired Mr. Arling in September 1998.

(9) Mr. Ames became an executive officer of the Company in 1998. In 1997, he served the Company in non-executive capacities.

(10)  Mr. Bardin joined the Company on August 3, 1998.

(11) Mr. Firehammer's employment with the Company was terminated on August 31, 1998 as part of the Company's discontinuation of its North American retail line of business. The Company rehired Mr. Firehammer in February 1999.

Stock Options

      Grant of Stock Options. The following table sets forth details regarding stock options granted to the Named Executive Officers in 1999. The Company has never granted stock appreciation rights. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

TABLE II

                 Grants During The Year Ended December 31, 1999


                                                                                            Potential Realizable Value
                                                                                              At Assumed Annual Rates
                                                                                            Of Stock Price Appreciation
                                                  % of Total                                    for Option Term (4)
                                 Stock Options     Options                                               ($)
                                  Granted (1)     Granted to     Exercise                   ---------------------------
                                                  Employees      Price(2)    Expiration
Name                                  (#)          In 1999        ($/Sh)       Date(3)           5%             10%
----                             -------------    ----------     --------    ----------          --             ---
Camille Jayne .................   160,000(5)         11.83         7.5000      01/28/10         754,674      1,912,491
Camille Jayne .................   160,000(6)         11.83        11.0157      10/07/10       1,108,424      2,808,990

Paul D. Arling ................    80,000(5)          5.92         7.5000      01/28/10         377,337        956,245
Paul D. Arling ................   100,000(6)          7.40        11.0157      10/07/10         692,771      1,755,619

Jerry Bardin ..................    10,000(5)          0.74         7.5000      01/28/10          47,167        119,531
Jerry Bardin ..................    20,000(6)          1.48        11.0157      10/07/10         138,554        351,124

John S. Ames ..................    20,000(5)          1.48         7.5000      01/28/10          94,334        239,061
John S. Ames ..................    20,000(6)          1.48        11.0157      10/07/10         138,554        351,124

Richard A. Firehammer, Jr. ....    60,000(5)          4.44         7.5000      01/28/10         283,003        717,184
Richard A. Firehammer, Jr. ....    60,000(5)          4.44        11.0600      10/07/10         417,334      1,057,607
Richard A. Firehammer, Jr. ....    20,000(6)          1.48        11.0157      10/07/10         138,554        351,124

----------
(1) Under its 1993, 1995, 1996, 1998 and 1999 Stock Incentive Plans, the Company may grant to eligible employees stock options either on a non-qualified tax basis or as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under its 1999A Nonqualified Stock Plan, the Company may only grant stock options to eligible employees on a non-qualified tax basis. In 1999, the Company granted a total of 1,352,100 option to employees.

(2) Under all stock option plans, the option purchase price is equal to the fair market value at the date of the grant.

(3) If an optionee ceases to be an employee, other than by reason of death or disability, while holding an exercisable option, the option will generally terminate if not exercised within the following 180 days. If the optionee's employment ceases without "cause" or as a result of a "constructive termination", each as defined in the Plan, all options shall be immediately exercisable and, if the optionee's employment ceases within two years of such constructive termination (18 months in the case of options granted under the 1999A Plan), then the optionee shall be permitted to exercise the options at any time until the expiration of the option in accordance with its original term. Stock options are not transferable except that under all Plans if an optionee dies while an employee of the Company or within one year after becoming disabled, a legal representative or legatee may exercise the option, to the extent not already exercised, at any time up to one year from the date of death or, if shorter, the expiration of the option in accordance with its original term and in addition, under the 1999A Plan stock options may be transferred (i) by will or by the laws of descent and distribution or (ii) by gift or domestic relations order to a family member of the Optionee, (a "Permitted Transferee"), but in such cases, such options may only be exercised during the Optionee's lifetime by a Permitted Transferee, the Optionee, or in the case of Optionee's legal incompetency, by Optionee's guardian or legal representative.

(4) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Stock appreciates from the date of the grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of the exercise, realized value to the named officers from these options will be zero. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

(5) Options were granted pursuant to the Universal Electronics Inc. 1999 Stock Incentive Plan and vest over three years on the anniversary date of the grant at a rate of 33-1/3% per year and have ten year terms.

(6) Options were granted pursuant to the Universal Electronics Inc. 1999A Nonqualified Stock Plan and vest over four years on the anniversary date of the grant at a rate of 25% per year and have ten year terms.

      Aggregated Stock Option Exercises and Year-End Value. Table III below sets forth, on an aggregated basis, information regarding the exercise during 1999 of options to purchase Company Common Stock by the Company's Named Executive Officers and the value on December 31, 1999 of all unexercised stock options held by such individuals.

TABLE III

    Aggregated Stock Option Exercises During The Year Ended December 31, 1999
                        and Year-End Stock Option Values


                                                            Number of Securities           Value of Unexercised
                                 Shares                 Underlying Unexercised Stock    In-the-Money Stock Options
                                Acquired                  Options at Year End (1)             at Year End (2)
                                   on        Value                  (#)                            ($)
                                Exercise    Realized    ----------------------------   ----------------------------
Name                                #          ($)      Exercisable    Unexercisable   Exercisable    Unexercisable
----                            --------    --------    -----------    -------------   -----------    -------------
Camille Jayne ............       30,000      461,750       27,500         582,500         495,429       9,126,583
Paul D. Arling ...........       45,000    1,207,188       70,000         300,000       1,325,928       4,602,150
Jerry Bardin .............        3,750       86,281           --          52,500          90,859         772,967
John S. Ames .............       10,750      195,766        5,000          57,500              --         879,686
Richard A. Firehammer, Jr        30,000      401,018           --         140,000              --       1,886,086
Total ....................      119,500    2,352,002      102,500       1,132,500       1,912,216      17,267,472

--------------
(1) On December 20, 1999, the Board of Directors declared a two-for-one split of the Company Common Stock, to be paid January 31, 2000, in the form of a stock dividend for stockholders of record at the close of business on January 10, 2000. All share amounts in this table have been restated to give effect to the stock split.

(2) Based on a per share price for Company Common Stock of $23.00, which price reflects the closing price of the Company Common Stock as reported on The Nasdaq Stock Market on December 31, 1999, the last trading day of 1999. The price per share has been adjusted to reflect the two-for0one stock split.

Employment Agreements and Termination of Employment Arrangements

      Ms. Jayne. At the time of her hiring in February 1998, the Company entered into an employment agreement with Ms. Jayne with an initial term of two years commencing on February 2, 1998 and ending on February 1, 2000. On January 28, 1999, the Company and Ms. Jayne entered into an amended employment agreement that changed the term of the agreement to end on February 1, 2001. The agreement, as amended, will also automatically renew for successive one-year terms unless terminated by either party upon 120 days written notice to the other. The agreement, as amended, requires Ms. Jayne to devote her full working time and energy to the Company during the term of the agreement, to refrain from disclosing and/or using any of the Company's trade secrets and proprietary information and from soliciting any of its customers or employees anytime after her employment with the Company. The agreement, as amended, provides for an annual base salary of $312,000, with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. The Compensation Committee decided to increase Ms. Jayne's 2000 base salary by 27% to $395,000. Ms. Jayne also may earn an annual bonus payable at or near the end of each fiscal year in an amount equal to a percentage of her base salary in accordance with the method established by the Compensation Committee (see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Annual Bonus Incentives"). Ms. Jayne received an annual bonus of $327,600 for 1999. Although the agreement also permits the Company to award a discretionary bonus to Ms. Jayne as determined by the Compensation Committee, Ms. Jayne received no discretionary bonus during 1999. The agreement further provides for the grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. On January 28, 1999, Ms Jayne received an option to acquire up to 160,000 shares of Company Common Stock at an exercise price of $7.50 per share, equal to the average of the high and low prices of the Company Common Stock on January 28, 1999, and which vest in equal increments over three years and on October 7, 1999, Ms. Jayne received an option to acquire up to 160,000 shares of Company Common Stock at an exercise price of $11.0157 per share, equal to the average of the high and low prices of the Company Common Stock on October 7, 1999, and which vest in equal increments over four years. The agreement further entitled Ms. Jayne to a commuting allowance and corporate housing until such time as she relocated her primary residence to Southern California. During the second quarter of the year, Ms. Jayne completed such relocation and at such time she ceased receiving the commuting allowance and corporate housing. The agreement further entitles Ms. Jayne to participate in benefits plans of the Company in effect from time to time and for other customary benefits.

      If during the term of the agreement, as amended, Ms. Jayne should resign for "good reason" (as such term is defined in the agreement), Ms. Jayne will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for an 18-month period following such resignation (twenty-four (24) months if such resignation is due to a "friendly acquisition" "Change in Control" (as such terms are defined in the agreement) or thirty-six (36) months if such resignation is due to a "hostile acquisition" (as such term is defined in the agreement) Change in Control).

      Mr. Arling. At the time of his rehiring as the Company's President and Chief Operating Officer in September 1998, the Company entered into an employment agreement with Mr. Arling with an initial term of two years commencing on October 1, 1998 and ending on September 30, 2000. On April 22, 1999, the Company and Mr. Arling entered into an amended employment agreement. The agreement, as amended, provides that Mr. Arling is to devote his full working time and energy to the Company during the term of the agreement, to refrain from disclosing and/or using any of the Company's trade secrets and proprietary information and from soliciting any of its customers or employees anytime after his employment with the Company and that, unless terminated by either party in accordance with the terms of the agreement, the term would automatically renew for successive one-year terms. The agreement also provided for a 1999 annual base salary of $225,000 (which reflected no increase over his 1998 annual salary), with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. The Compensation Committee decided to increase Mr. Arling's 2000 base salary by 11% to $250,000. Mr. Arling also may earn an annual bonus payable at or near the end of the each fiscal year in an amount equal to a percentage of his base salary in accordance with the method established by the Compensation Committee (see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Annual Bonus Incentives"). Mr. Arling received an annual bonus of $195,000 for 1999. Although the agreement also permits the Company to award a discretionary bonus to Mr. Arling as determined by the Compensation Committee, Mr. Arling did not receive a discretionary bonus during 1999. The agreement further provides for the grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. On January 28, 1999, Mr. Arling received an option to acquire up to 80,000 shares of Company Common Stock at an exercise price of $7.50 per share, equal to the average of the high and low prices of the Company Common Stock on January 28, 1999, and which vest in equal increments over three years and on October 7, 1999, Mr. Arling received an option to acquire up to 100,000 shares of Company Common Stock at an exercise price of $11.0157 per share, equal to the average of the high and low prices of the Company Common Stock on October 7, 1999, and which vest in equal increments over four years. The agreement also entitles Mr. Arling to a non-recourse interest bearing secured loan. The loan may only be used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bears interest at the rate of 5.28% per annum, which interest is payable annually to the Company on each December 15th. The loan is secured by the primary residence purchased by Mr. Arling and the principal is payable on the earlier of (i) December 15, 2007, (ii) within twelve (12) months following a demand from the Company in the event that Mr. Arling shall cease (for whatever reason) being an employee of the Company or upon the occurrence of an Event of Default (as such term is defined within the promissory note evidencing the loan) or (iii) on the closing of a sale or transfer by Mr. Arling or his spouse of all or any part of his and/or her primary residence in Southern California that secures the loan, including without limitation any sale or transfer of any interest therein (including any beneficial interest therein) without the Company's prior written consent, which consent will not be unreasonably withheld. The agreement further entitles Mr. Arling to participate in benefits plans of the Company in effect from time to time and for other customary benefits.

      If during the term of the agreement, as amended, Mr. Arling should resign for "good reason" (as such term is defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for an 18-month period following such resignation (twenty-four (24) months if such resignation is due to a "friendly acquisition" "Change in Control" (as such terms are defined in the agreement) or thirty-six (36) months if such resignation is due to a "hostile acquisition" (as such term is defined in the agreement) Change in Control).

      Mr. Bennett. On June 16, 1996, the Company's subsidiary, Universal Electronics B.V. (formerly known as One For All, B.V.) entered into an employment agreement with Mr. Bennett. The Company believes that the agreement contains terms and provisions that are typical of these types of agreements in The Netherlands. By the agreement, Mr. Bennett receives a base salary (paid in guilders), which salary may be increased as determined and set by the Board of Directors' Compensation Committee in accordance with plans and policies established by that committee. In 1999, Mr. Bennett's base salary was approximately US$150,000. By the agreement, Mr. Bennett is entitled to earn an annual bonus payable at or near the end of the Company's fiscal year in an amount equal to a percentage of his base salary, provided that certain earnings targets are met. In 1999, the Company awarded Mr. Bennett an annual bonus equal to US$43,000. The agreement further entitles Mr. Bennett to receive a use of Company paid automobile, participate in benefits plans of the Company in effect from time to time and for other customary benefits. Mr. Bennett has also received a salary continuation agreement from the Company (see "Pre1999 Salary Continuation Agreements" below).

      Pre1999 Salary Continuation Agreements. In 1995 and 1996, Messrs. Ames and Bennett and certain officers of the Company received salary continuation agreements with the Company (each, an "SCAs"). Each SCAs takes effect upon the occurrence of certain triggering events (as defined in the agreements). In January 1997, Mr. Bennett's SCA was amended by providing that a triggering event under his SCA would include a sale or transfer or disposition by the Company of all or substantially all of the assets or stock of Universal Electronics B.V. (formerly known as "One For All. B.V.") to a third party. When effective, each SCA operates as an employment agreement providing for a term of employment with the Company for a period ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition). In addition, each SCA provides that the executive or officer would receive increases in salary and bonuses during the term of the SCA in accordance with the Company's standard policies and practices; however, in no event would such base salary and bonus be less than the base salary and bonus such executive or officer received in the year immediately preceding the effective date of the SCA. Further, each SCA provides that the executive or officer will be entitled to receive stock option grants and to otherwise participate in the Company's incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive or officer immediately prior to the effective date of the SCA.

      Under each SCA, in the event the Company terminates the executive's or officer's employment for reasons other than the executive's or officer's death or disability or for "cause" (as such term is defined in each SCA) or the executive or officer resigns for "good reason" (as such term is defined in each SCA, which definition includes resigning in connection with the occurrence of a change in control), the executive or officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by such executive or officer, which options become immediately fully vested on the executive's or officer's termination or resignation date) and to continue all health, disability and life insurance benefits for periods ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

      1999 Salary Continuation Agreements. In February 1999, the Company entered into salary continuation agreements with Messrs. Firehammer and Belzowski. These salary continuation agreements are substantially similar to the SCAs (described above) in that they too take effect upon the occurrence of certain triggering events (as defined in the agreements). Similarly, when effective, each salary continuation agreement also (i) operates as employment agreements providing for a term of employment with the Company for eighteen (18) months following a triggering event (thirty-six (36) months if the triggering event is a "hostile acquisition" (as such term is defined in the salary continuation agreement)),
(ii) provides that the executive would receive increases in salary and bonuses during the term of his salary continuation agreement in accordance with the Company's standard policies and practices -- however, in no event would such base salary and bonuses be less than the base salary and bonuses such executives and officers received in the year immediately preceding the effective date of the salary continuation agreements, and (iii) entitles the executive to receive stock option grants and to otherwise participate in the Company's incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive immediately prior to the effective date of his salary continuation agreement.

      In addition, each of these salary continuation agreements similarly provides that in the event the Company terminates the executive's employment for reasons other than his death or disability or for "cause" (as such term is defined in the salary continuation agreement) or he resigns for "good reason" (as such term is defined in each salary continuation agreement, which definition includes resigning in connection with the occurrence of a change in control), the executive would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by him, which options become immediately fully vested on the executive's termination or resignation date) and to continue all health, disability and life insurance benefits for a period of eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As stated above, the Compensation Committee currently consists of Messrs. Sparkman and Henderson, both of whom are non-employees. The Compensation Committee recommends compensation arrangements for the Company's executive officers and is also responsible for determining and otherwise administering the timing, amount, exercise price and other terms of options granted under the Company's various stock incentive plans. Under certain of those plans, options may be granted to non-employee directors of the Board of Directors. In all instances, the recommendations of the Compensation Committee regarding executive officer compensation, including all stock option grants, are passed upon and approved by the full Board of Directors, except that neither Ms. Jayne nor Mr. Arling vote or make decisions on matters involving their own and each other's compensation. There were no options granted to non-employee directors of the Board of Directors during 1999. Pursuant to one of the Company's stock option plans previously approved by the stockholders, on February 1, 2000, the full Board of Directors authorized a grant of options to each of Messrs. Beddow, Henderson, Mulligan and Sparkman, each an outside director of the Company, in the respective amounts of 10,000, 20,000, 20,000 and 20,000, with each option vesting ratably over three years and having an exercise price of $18.5625 per share, the then fair market value as determined in accordance with the plan.

                              CERTAIN TRANSACTIONS

      On September 1, 1998, the Company entered into an asset purchase agreement with H & S Management Corp. ("H&S"), J. C. Sparkman and Steven Helbig in which the Company acquired all of the assets that were used and useful in the H & S remote control business. Mr. Sparkman received approximately 22% of the purchase price for H&S paid by the Company. The amount received by Mr. Sparkman was $1.5 million in cash and 84,211 shares of Company Common Stock, which had a value of approximately $874,000 on the closing date of the acquisition. Twenty-five thousand dollars ($25,000) of the amount received by Mr. Sparkman was in exchange for a non-compete agreement that he entered into with the Company in which he agreed that for seven (7) years from September 1, 1998, he would not, directly or indirectly, either alone or in conjunction with any person or persons, or in any other manner whatsoever (i) carry on or be engaged in the H&S remote control business or any other business which is in competition with the H&S remote control business as existing on September 1, 1998, (ii) solicit business from or transact business with any person, firm or corporation to whom the Company or any of the other parties to the non-compete agreement has sold products where such solicitation would involve the sale of products competitive with those of the H&S remote control business, or (iii) directly or indirectly solicit for employment, offer employment to, or hire any person (as an employee or consultant), or otherwise engage in business any person or persons who is or are employed by the Company immediately after the closing date of the acquisition or during the seven (7) year non-compete period, except with the prior written consent of the Company. The non-compete agreement does not prohibit Mr. Sparkman from (i) carrying on or being engaged in any type of business, which is not competitive with the H&S remote control business in any area whatsoever, or (ii) being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded whose principal business is competitive with the H&S remote control business, so long as he has no active participation in the business of such corporation.

      In connection with the acquisition, Mr. Sparkman also entered into a consulting agreement with the Company whereby Mr. Sparkman would provide the Company with certain consulting services for a period of two years commencing on September 1, 1998 in exchange for which the Company would pay Mr. Sparkman $250,000 per year and reimburse him for all reasonable and fully documented travel, office, entertainment, and other costs actually incurred in connection with carrying out his consulting services. During 1999, Mr. Sparkman received $250,000 under this agreement. Mr. Sparkman has agreed to indemnify, defend and hold the Company harmless from any claim that any payment made to him under the consulting agreement should have been made to any other shareholder, employee or director of H & S. In addition, Mr. Sparkman has agreed to hold, in confidence, information regarding the Company that he learns while performing his consulting services. Finally, Mr. Sparkman has agreed that all inventions that he may conceive of or assist in creating while performing consulting services under the agreement belong to the Company and that he will assign all rights to each such invention to the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, first established after the Company's February 1993 initial public offering, met once and acted three times by unanimous written consent in 1999. The members of the Committee are J. C. Sparkman (Chairman of the Committee) and Bruce A. Henderson. The Committee recommends compensation arrangements for the Company's executive officers and administers its various stock incentive plans.

      The Compensation Committee will review the compensation policies of the Company throughout the coming year. All compensation actions taken during 1999 were consistent with principles previously established by the Board of Directors. These principles include building a strong relationship between stockholder return and executive compensation, providing incentives to achieve both near and long-term goals, and providing an overall level of remuneration that is fair and reflective of performance. The chief executive officer and other executive officers are not present at the meetings unless requested by the Committee. Further, consistent with past practice, the Board has decided that management of the Company should make decisions with respect to the compensation of all employees other than the chief executive officer and all other executive officers of the Company.

      Compensation Philosophy and Program. In administering executive officer compensation, the Compensation Committee's objective is to establish a total pay program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. The chief executive officer presents proposals and recommendations on executive officer compensation to the Committee for its review and evaluation. In 1999, the Compensation Committee used data and reports obtained from independent consultants, and to a lesser extent, data provided by the Company to establish compensation targets that reflect overall and individual executive officer compensation history, the Company's recent and planned performance and, to the extent available, data reflecting compensation practices of companies who are competitors of the Company (the "Compare Group"). The Compare Group included members of the Company's Peer Group and private companies. However, because the Company found that the companies comprising the Compare Group were substantially larger than the Company, the Compensation Committee discounted such comparison data and relied more on internal information and criteria in establishing its overall pay program for the executive officers. In 2000, the Committee will continue to employ a similar method to establish executive compensation. The Committee believes that the method it has employed in establishing executive compensation appropriately reflects the labor market for Company executives.

      Base Salary. Base salaries are determined from an assessment of various factors including position, tenure, experience, salary history and individual performance. This assessment is generally subjective, not subject to weightings or formulas and only considers Compare Group data to the extent available and believed by the Compensation Committee to be helpful; however, it does include data received from an independent consultant. Individual base salary increases reflect what the Compensation Committee believes to be fair and appropriate after considering the subjective factors, an assessment of the Company's current and projected labor costs and the data it received from the independent consultant. Based upon the Company's financial performance for the year ended December 31, 1999, the Committee reassessed the base salaries of Ms. Jayne and the other executive officers. In this regard, Ms. Jayne, who has an employment agreement with the Company (see "Employment Agreements") and is paid in accordance with the provisions of the employment agreement, received an increase in her base salary of 27% for 2000. The other executive officers (some of whom also have employment agreements with the Company or its subsidiaries - see "Employment Agreements") received increases for 2000 ranging from 4% to approximately 20%.

      Annual Bonus Incentives. The Company believes that incentives help motivate attainment of annual objectives, including the Company's performance relative to that year's plan and the individual performance of each executive officer. Based in part on data provided by the Company that was obtained from independent consultants, the Compensation Committee has established a method for determining bonuses for the Company's executive officers, including the chief executive officer, utilizing a combination of financial and strategic goals. These goals contain both objective and subjective components and based upon the level at which those goals are achieved, each executive officer is paid a bonus equal to a percentage of the executive's base salary. For the chief executive officer, the percentage ranges between 30% and 120% of her base salary. For the other executive officers, the percentages range between 20% and 100% of their respective base salary. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer's individual performance warrants such award. Based on the achievement of the financial and strategic goals during 1999, Ms. Jayne received a bonus for 1999 equal to approximately 105% of her base salary and each other executive officers received a bonus in 1999 ranging from 43% to 87% of such executive's base salary. During 1999, none of the Named Executive Officers received a discretionary bonus.

      Common Stock Incentives. In addition to the Company's 401K and Profit Sharing Plan, the Company, through its various stock incentive plans, may grant options to purchase Company Common Stock, stock appreciation rights or phantom stock awards to executive officers and employees of the Company and its subsidiaries with a view toward providing the executive officers and employees a stake in the Company's future and compensation directly aligned with the creation of stockholder value. The Compensation Committee may also issue stock options to attract new executive officers to the Company. The Compensation Committee generally establishes the terms and conditions of such grants. Individual awards are determined based on a subjective assessment of individual performance, contribution and potential. The Compensation Committee, based in part on the number of options granted to the Named Executive Officers during 1999, has determined that there will be no annual grant of options made to the Named Executive Officers during 2000. However, the Compensation Committee retains the discretion to make individual grants that it deems appropriate under the circumstances, including to any or all of the Named Executive Officers. During 1999, the Committee increased the Company's matching contribution to the Company's 401K and Profit Sharing Plan from 25% to 50%. No changes in the Company's 401K and Profit Sharing Plan are anticipated during 2000.

      Perquisites. The Company offers very few perquisites or special benefits to executive officers. In general, the Compensation Committee believes that the benefits offered are less than those offered at typical companies of similar size, and are not material when considering total compensation.

      Deductibility. The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), will limit the deductibility of compensation expected to be paid by the Company during 2000. Section 162(m) generally limits the deductibility for federal tax purposes of certain types of executive compensation in excess of $1.0 million dollars per year. The Compensation Committee will continue, however, to evaluate the impact of Section 162(m) of the Code and any other such provisions and take any action deemed appropriate to maximize the deductibility for federal tax purposes of all elements of compensation. The Company, however, may from time to time pay or award compensation to its executive officers that may not be deductible. Further, because of the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

      It is the view of the Compensation Committee that the compensation programs of the Company are well structured to encourage attainment of objectives, offer opportunities for a total level of compensation that is consistent with other companies of similar size, and foster a stockholder perspective in management. The Compensation Committee believes that the overall levels of compensation provided by these programs are fair and appropriate for the year just ended and that they serve stockholders' long-term interests.

                             Compensation Committee of the Board of Directors

                             J. C. Sparkman - Chairman
                             Bruce A. Henderson

                               PERFORMANCE CHART

      The following line graph compares the yearly percentage change in the cumulative total stockholder return with respect to Company Common Stock versus the cumulative total return of the Company's Peer Group Index (the "Peer Group Index") and the Nasdaq Composite Index (the "Nasdaq Composite Index") for the five (5) year period commencing December 31, 1994 and ended December 31, 1999. The graph and table assume that $100 was invested on December 31, 1994 in each of Company Common Stock, the Peer Group Index and the Nasdaq Composite Index and that all dividends were reinvested (although no dividends were declared on Company Common Stock during the period) and actual market value increases and decreases relative to the initial investment of $100. This data was furnished by Nasdaq*Amex and is based on a calendar year.

      The Company believes that the information provided within this performance chart has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered by the Company in developing its compensation strategy. This information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of future price performance.

 [The following table was represented as a line chart in the printed material.]

      Comparison of Stockholder Returns Among Universal Electronics Inc., the Peer Group Index(1) and the Nasdaq Composite Index


                              12/31/94    12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
                              --------    --------    --------    --------    --------    --------
Universal Electronics Inc.      $  100      $  171      $  126      $  229      $  246      $1,051

Peer Group Index                $  100      $  116      $  114      $  110      $  112      $  136

Nasdaq Composite Index          $  100      $  174      $  213      $  300      $  542      $  293

                                    12/31/1994   12/31/1995   12/31/1996   12/31/1997   12/31/1998    12/31/1999
                                    ----------   ----------   ----------   ----------   ----------    ----------
UNIVERSAL ELECTRONICS INC. ..       $   100.00   $   171.43   $   125.71   $   228.57   $   245.71   $   1,051.43
PEER GROUP INDEX ............       $   100.00   $   103.54   $   115.65   $   114.31   $   110.20   $     111.97
NASDAQ COMPOSITE INDEX ......       $   100.00   $   141.33   $   173.89   $   213.07   $   300.25   $     542.43

----------
(1) Companies in the Peer Group Index are as follows: Harman International Industries, Inc.; Recoton Corporation; Royal Appliance Manufacturing Co.; Koss Corporation.; and Boston Acoustics Inc.

    PROPOSAL TWO: RATIFICATION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S
       RESTATED CERTIFICATE OF INCORPORATION TO APPROVE AN INCREASE IN THE AGGREGATE NUMBER OF SHARES OF STOCK THE COMPANY IS AUTHORIZED TO ISSUE

Background

      The Board of Directors has unanimously approved for submission to a vote of the stockholders of the Company an amendment to the Company's Restated Certificate of Incorporation to modify Part I to Article FOURTH to increase the aggregate number of shares of stock the Company has authority to issue to 55,000,000 shares (consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share and 50,000,000 shares of Common Stock, par value $.01 per share) from 21,000,000 shares (consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share and 20,000,000 shares of Common Stock, par value $.01 per share).

      The last time the Company increased its authorized capital stock was in March 1992, prior to the Company going public. In December 1999, the Board of Directors approved a two-for-one stock split, in the form of a stock dividend. This dividend was paid in January 2000, effectively doubling the number of shares of the Company Common Stock outstanding. The Board believes that the increase in the authorized stock is necessary for the continued growth of the Company.

      The foregoing summary description is not intended to be complete and is qualified in its entirety by reference to Exhibit A, which contains the complete text of Part I to Article FOURTH of the Company's Restated Certificate of Incorporation, as proposed to be amended.

Vote Required

      The proposed amendment must be adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock.

      The Board of Directors of the Company unanimously recommends a vote FOR the proposed amendment to the Company's Certificate of Incorporation.

                    PROPOSAL THREE: APPOINTMENT OF AUDITORS

      The Board of Directors, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP ("PWC"), a firm of independent public accountants, as auditors, to examine and report to the Board and to the Company's stockholders on the consolidated financial statements of the Company and its subsidiaries for 2000. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of PWC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of PWC as the Company's independent auditors. If the stockholders of the Company reject the nomination, the Board of Directors will reconsider its selection.

Vote Required

      The ratification of the Board of Directors' appointment of PWC as the Company's independent auditors for 2000 requires an affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

      The Board of Directors of the Company unanimously recommends a vote FOR the ratification of such appointment.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the Annual Meeting of Stockholders to be held in

2001. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than January 29, 2001. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

      Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2001 Annual Meeting, unless specific voting instructions are received with respect to any such proposal prior to March 12, 2001.

                       STOCKHOLDER NOMINATION OF DIRECTOR

      The Nominating Committee of the Company's Board of Directors will consider nominees to the Company's Board of Directors to the extent permitted under, and made pursuant to the procedures established by, Article IV of the Company's Amended and Restated By-laws.

      Any stockholder may recommend any person as a nominee for director of the Company by writing to the Secretary of the Company, c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. Recommendations must be received by January 29, 2001 for the Annual Meeting of Stockholders to be held in 2001, and must comply with the requirements in the Company's Amended and Restated By-laws.

                            SOLICITATION OF PROXIES

      Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and other employees of the Company not specifically employed for this purpose. The Company has also retained Corporate Investor Communications, Inc. ("CIC"), a professional proxy solicitation firm, to aid in the solicitation of proxies in connection with this Annual Meeting. The Company will pay CIC a fee of approximately $5,500, plus reimbursement of out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

                            FORM 10-K ANNUAL REPORT

      All stockholders received a copy of the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). Stockholders may obtain a copy of the exhibits by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if the exhibits are requested.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Richard A. Firehammer, Jr
                                        Senior Vice President, General Counsel
                                        and Secretary

April 28, 2000

                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           UNIVERSAL ELECTRONICS INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

      The undersigned, Paul D. Arling and Richard A. Firehammer, Jr., President and Secretary, respectively, of Universal Electronics Inc., a Delaware corporation (the "Corporation"), hereby certify as follows:

      1.    The name of the Corporation is Universal Electronics Inc.

      2. The Board of Directors of the Corporation at a meeting held February 1, 2000, adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation and directing that the amendment should be considered at the next annual meeting of the stockholders:

      RESOLVED, that Article FOURTH, Part I of the Corporation's Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

      Part I. Aggregate Number of Shares. The aggregate number of shares of stock which the Corporation has authority to issue is 55,000,000 shares, consisting of:

      1. 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

      2. 50,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

      3. At the annual meeting of stockholders held June 21, 2000, the foregoing amendment was duly adopted in accordance with Section 242 of the Delaware Corporation Law.

      IN WITNESS WHEREOF, Universal Electronics Inc. has caused this Certificate of Amendment to be signed by Paul D. Arling, its President, and attested by Richard A. Firehammer, Jr., its Secretary, this ___ day of ____________, 2000

                                        UNIVERSAL ELECTRONICS INC.


                                        By: /s/ Paul D. Arling, President
                                            -----------------------------------
                                            Paul D. Arling, President

ATTEST:

Richard A. Firehammer, Jr.
Secretary